EXHIBIT 5.1

May 3, 2005

TNT N.V.
Neptunusstraat 41 - 63
2132 JA Hoofddorp
The Netherlands

Re:          Registration Statement on Form S-8

Ladies and Gentlemen:

I am the Director Corporate Legal to TNT N.V. (the “Company”), a corporation organized under the laws of The Netherlands.  This opinion is being furnished to you in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended.  The Registration Statement covers 4,500,000 ordinary shares, par value €0.48 per share, of the Company (the “Shares”) under the TNT Performance Share Plan as established by the Company’s Supervisory Board on October 25, 2002 and amended by the Supervisory Board on February 18, 2004 and February 24, 2005 (the “Plan”).

As Director Corporate Legal, I am familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed.  In addition, I have examined the Registration Statement and copies, furnished to me, of the Plan and such other documents, records, certificates and other instruments of the Company as in my judgment are necessary or appropriate for purposes of this opinion.

In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity with originals of all documents submitted to me as copies.

Based upon the foregoing, I am of the opinion that the Shares, when issued and sold upon exercise of the options for such Shares against payment of the exercise price therefor as contemplated by the Plan, will be duly authorized, validly issued, fully-paid and nonassessable.

The foregoing opinion is limited to the laws of The Netherlands, and I express no opinion as to the laws of any other jurisdiction.

I am furnishing this opinion solely for the Company’s benefit.  It may not be relied upon by any other person or entity without my prior written consent.  Nothing in this opinion shall be construed to create any liability for the Company.

I consent to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am acting in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

/s/ JANS VAN DER WOUDE
Jans van der Woude
Director Corporate Legal
TNT N.V.